Exhibit 5.1

THE BANK OF NEW YORK

ONE WALL STREET

NEW YORK, NEW YORK 10286

June 5, 2006

The Bank of New York Company, Inc.

One Wall Street

New York, New York 10286

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities (the “Debt Securities”) of The Bank of New York Company, Inc., a New York corporation (the “Company”), shares of the Company’s Preferred Stock, without par value (the “No Par Preferred Stock”), and shares of the Company’s Class A Preferred Stock, par value $2.00 per share (the “Class A Preferred Stock”), which may or may not be issued in the form of depositary shares (the “Depositary Shares”) evidenced by depositary receipts (the “Depositary Receipts”) issued against deposit of No Par Preferred Stock or Class A Preferred Stock pursuant to a Deposit Agreement (the “Deposit Agreement”) to be entered into between the Company and a bank or trust company selected by the Company, and shares of the Company’s Common Stock, par value $7.50 per share (the “Common Stock”), which may be issued separately or in exchange for or upon conversion of Debt Securities, No Par Preferred Stock or Class A Preferred Stock, as the case may be (the Debt Securities, No Par Preferred Stock, Class A Preferred Stock, Depositary Shares and Common Stock being herein collectively referred to as the “Securities”), I, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

(1) When the Registration Statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) When the Registration Statement has become effective under the Act, a certificate of amendment to the Company’s certificate of incorporation with respect to the No Par Preferred Stock or Class A Preferred Stock of a particular series has been duly filed with the Secretary of

The Bank of New York Company, Inc.

June 5, 2006

State of the State of New York, the terms of the No Par Preferred Stock or Class A Preferred Stock of such series and of its issuance and sale have been duly established in conformity with the Company’s certificate of incorporation, as amended, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the No Par Preferred Stock or Class A Preferred Stock of such series has been duly issued and sold as contemplated in the Registration Statement, the No Par Preferred Stock or Class A Preferred Stock of such series will be validly issued, fully paid and nonassessable.

(3) When the Registration Statement has become effective under the Act, the Deposit Agreement has been duly authorized, executed and delivered, the terms of the Depositary Shares and of their issue and sale have been duly established in conformity with the Deposit Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Depositary Shares have been duly executed and issued in accordance with the Deposit Agreement and issued and sold as contemplated in the Registration Statement, the Depositary Shares will be duly and validly issued and persons in whose names the Depositary Receipts evidencing such Depositary Shares are registered will be entitled to the rights specified therein and in the Deposit Agreement.

(4) The shares of Common Stock have been duly authorized, and when the Registration Statement has become effective under the Act, the terms of the issuance and sale of the shares have been duly established in accordance with the Company’s certificate of incorporation, as amended, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the shares of Common Stock in the form filed as an exhibit to the Registration Statement have been duly executed, countersigned and delivered by the Company upon purchase thereof and payment in full therefor as contemplated in the Registration Statement, such shares of Common Stock will be validly issued, fully paid and nonassessable, and the Common Stock, when duly issued in exchange for or upon conversion of Debt Securities, No Par Preferred Stock or Class A Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

I note that, as of the date of this opinion, a judgment for money in any action based on a debt security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular debt security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a debt security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such debt security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the debt security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other

The Bank of New York Company, Inc.

June 5, 2006

jurisdiction. Capitalized term used and not otherwise defined in this opinion shall have the meanings assigned to them in the Registration Statement.

In rendering this opinion, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of Securities” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Maria J. Petti
Maria J. Petti